FOR IMMEDIATE RELEASE	CONTACT:	Daniel T. Hendrix President and Chief Executive Officer Patrick C. Lynch Chief Financial Officer (770) 437-6800 Financial Dynamics: Christine Mohrmann, Jim Olecki (212) 850-5600

INTERFACE REPORTS SECOND QUARTER 2004 RESULTS
-- Second Quarter Sales Up 9% Year-Over-Year to $254 million --
-- Second Quarter Orders Up 13% Year-Over-Year to $258 million --

ATLANTA, Georgia, July 28, 2004 - Interface, Inc. (Nasdaq: IFSIA), a worldwide interiors products and services company, today announced results for the second quarter ended July 4, 2004.

Sales in the second quarter 2004 rose 9% to $254.1 million, from $234.0 million in the second quarter 2003.  Operating income was $11.8 million in the second quarter 2004, a significant increase over operating income of $3.7 million in the second quarter 2003.  The Company reported a net loss for the second quarter 2004 of $0.2 million, or $0.00 per share, compared with a net loss in the second quarter 2003 of $5.4 million, or $0.11 per share.  The Company’s results for the second quarter 2003, as announced at that time, included a pre-tax restructuring charge of $2.5 million, or $0.03 per share, in connection with the completion of the Company’s initiative to rationalize manufacturing operations in its fabrics division and reduce its workforce worldwide.

“We are pleased with our results for the second quarter as we once again achieved sequential and year-over-year improvements in sales and operating income,” said Daniel T. Hendrix, President and Chief Executive Officer.  “Our growth in the second quarter is primarily a result of record sales in our U.S. modular business and the ongoing recovery in the corporate office market. We were also encouraged to see the level of order activity remain high during the second quarter.  Orders were up 13% to $258 million, compared with the second quarter of last year.”

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INTERFACE REPORTS SECOND QUARTER 2004 RESULTS	- 2 -

Mr. Hendrix continued, “Sales in our worldwide modular business continued to be robust across all areas, increasing 13% year-over-year.  We experienced particularly strong growth in the education, retail and government markets, where we believe we’re gaining market share.  Our fabrics business continued to benefit from the restructuring initiatives and the market segmentation strategy we have been implementing over the past several quarters.  Revenues from this portion of our business increased 6% year-over-year, and operating income improved to $1.4 million for the second quarter of 2004, from an operating loss of $2.5 million a year ago.  While sales in our Bentley Prince Street broadloom business were essentially flat year-over-year, we believe we’re gaining share in non-corporate office markets; and we remain confident that our strategic initiatives will produce a positive long-term effect on this business.”

For the first six months of 2004, sales were $503.4 million, compared with $444.2 million for the same period a year ago, an increase of 13%.  Operating income for the 2004 six-month period increased significantly to $21.3 million, versus operating income of $0.3 million for the comparable 2003 six-month period (which included total restructuring charges of $4.6 million).  For the first half of 2004, the Company reported a net loss of $3.2 million, or $0.06 per share (which includes the equivalent of $0.02 per share of costs associated with its previously announced bond issuance in the first quarter of 2004).  This compares with net loss of $15.8 million, or $0.31 per share, for the first six months of 2003.

Mr. Hendrix concluded, “This was an important quarter for Interface, as our focus on cost control led to significant improvements in operating income and allowed us to essentially reach the breakeven level.  Overall, we are encouraged by these results and believe the positive momentum will continue through the remainder of the year.  Our focus going forward will be to continue our efforts on market segmentation and cost control initiatives.  Doing so will help drive revenue growth, enhance our market presence and contribute to continued profitability improvements.  We remain confident about Interface’s growth prospects and believe the Company is well positioned to capitalize on the progressing recovery in the overall industry.”

The Company will host a conference call tomorrow, July 29, 2004, at 9:00 a.m. Eastern Time, to discuss its second quarter 2004 results.  The conference call will be simultaneously broadcast live over the Internet. Listeners may access the conference call live over the Internet at http://phx.corporate-ir.net/phoenix.zhtml?c=112931&p=IROL-EventDetails&EventId=918332 or through the Company’s website at http://www.interfaceinc.com/results/investor/.  The archived version of the conference call will be available at these sites beginning approximately one hour after the call ends through July 29, 2005 at 11:59 p.m. Eastern Time.

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INTERFACE REPORTS SECOND QUARTER 2004 RESULTS	- 3 -

Interface, Inc. is a recognized leader in the worldwide interiors market, offering floorcoverings and fabrics.  The Company is committed to the goal of sustainability and doing business in ways that minimize the impact on the environment while enhancing shareholder value.  The Company is the world’s largest manufacturer of modular carpet under the Interface, Heuga, Bentley and Prince Street brands, and, through its Bentley Mills and Prince Street brands, enjoys a leading position in the high quality, designer-oriented segment of the broadloom carpet market.  The Company is a leading producer of interior fabrics and upholstery products, which it markets under the Guilford of Maine, Toltec, Intek, Chatham and Camborne brands.  The Company provides specialized carpet replacement, installation, maintenance and reclamation services through its Re:Source Americas service network.  In addition, the Company provides specialized fabric services through its TekSolutions business and produces InterCell brand raised/access flooring systems.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the other matters set forth in this news release are forward‑looking statements.  The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including risks and uncertainties associated with economic conditions in the commercial interiors industry as well as the risks and uncertainties discussed under the heading “Safe Harbor Compliance Statement for Forward-Looking Statements” in Item 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2003, which discussion is incorporated herein by this reference, including, but not limited to, the discussion of specific risks and uncertainties under the headings “We compete with a large number of manufacturers in the highly competitive commercial floorcovering products market, and some of these competitors have greater financial resources than we do,” “Sales of our principal products have been and may continue to be affected by cycles in the construction and renovation of commercial and institutional buildings,” “Our continued success depends significantly upon the efforts, abilities and continued service of our senior management executives and our design consultants,” “Our substantial international operations are subject to various political, economic and other uncertainties,” “Our Chairman, together with other insiders, currently has sufficient voting power to elect a majority of our Board of Directors,” “Large increases in the cost of petroleum-based raw materials, which we are unable to pass through to our customers, could adversely affect us,” “Unanticipated termination or interruption of any of our arrangements with our primary third-party suppliers of synthetic fiber could have a material adverse effect on us,” “We have a significant amount of indebtedness which could have important negative consequences to us,” and “Our Rights Agreement could discourage tender offers or other transactions that could result in shareholders receiving a premium over the market price for our stock.”  Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made.  The Company assumes no responsibility to update or revise forward-looking statements made in this press release and cautions readers not to place undue reliance on any such forward-looking statements.

- TABLES FOLLOW -

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INTERFACE REPORTS SECOND QUARTER 2004 RESULTS	- 4 -

Consolidated Statements of Income	Three Months Ended		Six Months Ended
(in thousands, except per share data)	07/04/04	06/29/03	07/04/04	06/29/03

Net Sales	$254,137	$233,964	$503,381	$444,174
Cost of Sales	180,466	169,093	357,434	323,604
Gross Profit	73,671	64,871	145,947	120,570
Selling, General & Administrative Expenses	61,835	58,670	124,598	115,710
Restructuring Charge	-	2,469	-	4,555
Operating Income	11,836	3,732	21,349	305
Interest Expense	11,552	10,213	23,357	20,393
Bond Offering Cost	-	-	1,869	-
Other Expense, Net	523	344	1,307	437
Loss Before Taxes on Income	(239)	(6,825)	(5,184)	(20,525)
Income Tax Benefit	(80)	(2,885)	(1,996)	(7,543)
Loss from Continuing Operations	(159)	(3,940)	(3,188)	(12,982)
Discontinued Operations, Net of Tax	-	(1,472)	-	(2,784)
Net Loss	$(159)	$(5,412)	$(3,188)	$(15,766)

Basic and Diluted Loss per Share
Continuing Operations	$(0.00)	$(0.08)	$(0.06)	$(0.26)
Discontinued Operations	-	(0.03)	-	(0.05)
Basic and Diluted Loss per Share	$(0.00)	$(0.11)	$(0.06)	$(0.31)

Common Shares Outstanding, Basic and Diluted	50,581	50,275	50,474	50,274

Orders	$258,300	$229,800	$570,900	$492,600
Backlog (as of 7/4/04 and 6/29/03, respectively)			$128,600	$126,000

Consolidated Condensed Balance Sheets
(In thousands)			07/04/04	12/28/03
Assets
Cash			$14,804	$16,633
Accounts Receivable			176,217	174,366
Inventory			159,267	143,885
Other Current Assets			27,739	24,062
Total Current Assets			378,027	358,946
Property, Plant & Equipment			205,224	211,457
Goodwill			223,074	224,129
Other Assets			106,611	99,742
Total Assets			$912,936	$894,274

Liabilities
Accounts Payable			$58,633	$62,352
Accrued Liabilities			69,746	76,014
Total Current Liabilities			128,379	138,366
Long-Term Debt			16,645	-
Senior and Senior Subordinated Notes			460,000	445,000
Deferred Income Tax			32,203	36,462
Other Long-Term Liabilities			59,823	55,713
Total Liabilities			697,050	675,541
Shareholders’ Equity			215,886	218,733
Total Liabilities and Shareholders’ Equity			$912,936	$894,274

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INTERFACE REPORTS SECOND QUARTER 2004 RESULTS	- 5 -

Consolidated Condensed Statements of Cash Flows	Three Months Ended		Six Months Ended
(in millions)	07/04/04	06/29/03	07/04/04	06/29/03

Net (Loss)	$(0.2)	$(5.4)	$(3.2)	$(15.8)
Depreciation and Amortization	9.0	9.0	18.8	18.4
Deferreds and other Non-Cash Items	(4.5)	3.1	(4.5)	3.1
Change in Working Capital
Accounts Receivable	(5.9)	(36.0)	(2.3)	(29.2)
Inventories	0.6	(4.9)	(15.6)	(13.5)
Prepaids	1.1	1.9	(3.6)	(2.5)
Accounts Payable and Accrued Expenses	(2.3)	6.4	(10.9)	6.9
Cash Provided from (Used in) Continuing Operations	(2.2)	(25.9)	(21.3)	(32.6)
Cash Provided from (Used in) Operating Activities of Discontinued Operations	0.0	6.7	0.0	6.7
Cash Provided from (Used in) Operating Activities	(2.2)	(19.2)	(21.3)	(25.9)
Cash Provided from (Used in) Investing Activities	(3.1)	4.0	(9.4)	(3.0)
Cash Provided from Financing Activities	2.3	16.3	28.8	18.7
Effect of Exchange Rate Changes on Cash	0.2	0.2	0.1	0.3
Net Increase (Decrease) in Cash	$(2.8)	$ 1.3	$(1.8)	$(9.9)

Consolidated Condensed Segment Reporting
(In millions)

	Three Months Ended			Six Months Ended
	07/04/04	06/29/03	% Change	07/04/04	06/29/03	% Change
Net Sales
Modular Carpet	$134.1	$118.8	12.9%	$265.2	$224.5	18.1%
Broadloom	29.2	29.3	-0.3%	56.3	51.1	10.2%
Distribution Channel	38.9	38.0	2.4%	77.0	70.4	9.4%
Fabrics Group	48.9	46.1	6.1%	98.9	93.0	6.3%
Specialty Products	3.0	1.8	66.7%	6.0	5.2	15.4%
Total	$254.1	$234.0	8.6%	$503.4	$444.2	13.3%

Operating Income (Loss)
Modular Carpet	$13.3	$9.3		$26.0	$18.0
Broadloom	(0.6)	(0.4)		(0.9)	(3.5)
Distribution Channel	(2.4)	(1.1)		(5.6)	(4.8)
Fabrics Group	1.4	(2.5)		2.3	(7.9)
Specialty Products	(0.1)	(0.1)		0.0	0.2
Corporate Expenses, Net	0.2	(1.5)		(0.5)	(1.7)
Total	$11.8	$3.7		$21.3	$0.3

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